EXHIBIT 10.27

MODIFIED LOCAL DEVELOPMENT AGREEMENT

THIS MODIFIED LOCAL DEVELOPMENT AGREEMENT (this “Modified Agreement”) is made effective, as of the Effective Date, pursuant to and in accordance with the Authorizing Resolution.

RECITALS

A. Licensee holds the East Chicago License and is the Licensed Owner of the East Chicago Riverboat.

B. Showboat originally held the East Chicago License and was the first Licensed Owner of the East Chicago Riverboat. Showboat entered into a Development Agreement memorialized in the East Chicago Development Agreement. Showboat and subsequent Licensed Owners of the East Chicago Riverboat made Economic Development Payments under the terms of the East Chicago Development Agreement.

C. The East Chicago Development Agreement has been the subject of litigation involving Licensee, the City, FEC and Second Century and administrative action by the Commission.

D. Resolution 2011-82 directed Licensee to request modification or termination and replacement of the East Chicago Development Agreement.

E. Licensee negotiated in good faith with the City, FEC, Second Century and other interested parties in an attempt to reach an agreement with them on the terms of a new agreement to replace the East Chicago Development Agreement, and Licensee arranged for and participated in formal mediation with the City, FEC, Second Century and others on April 25 and 26, 2011. Licensee was unable to reach an agreement and submitted this Modified Agreement to the Commission as the modified agreement contemplated by Resolution 2011-82.

F. The Commission adopted the Authorizing Resolution approving this Modified Agreement at the Commission’s June 2, 2011 meeting.

TERMS OF AGREEMENT

In recognition of the foregoing, the East Chicago Development Agreement is hereby modified in its entirety as follows:

1. DEFINITIONS

1.1. Incorporated Terms. As used in this Modified Agreement, the following terms shall have the meanings ascribed to them in IC 4-33-2, 68 IAC 1-1, or IC 4-33-23, as they may be amended from time to time:

1.1.1. The terms “Adjusted Gross Receipts,” “Commission,” “Licensed Owner,” “Owner’s License,” “Person” and “Riverboat” shall have the same meaning ascribed to them in IC 4-33-2.

1.1.2. The term “Act” shall have the same meaning ascribed to it in 68 IAC 1-1.

1.1.3. The terms “Affiliate,” “Development Agreement,” “Development Provider,” “Economic Development Payment,” and “Specified Recipient” shall have the meaning ascribed to them in IC 4-33-23.

1.2. Defined Terms. As used in this Modified Agreement, the following terms shall have the following meanings:

1.2.1. “1994 Letter Agreement” means the letter from Showboat signed by its Executive Vice President and Chief Operating Officer, Thomas C. Bonner and dated April 8, 1994;

1.2.2. “Authorizing Resolution” means an Order passed by the Commission approving this Modified Agreement.

1.2.3. “City” means the City of East Chicago, Indiana.

1.2.4. “Claim” means any judicial or administrative action or proceeding seeking any type of legal or equitable remedy, including but not limited to any claim, complaint, motion, petition, proceeding, or any type of request.

1.2.5. “Designated Account” means a “separate and segregated bank account” referenced in Emergency Rule 11-157(E) and IC 4-33-23, which may be an interest-bearing bank account, opened and maintained by a Recipient with an FDIC-insured bank that is located in and has a corporate presence in the State of Indiana for use in accounting for and reporting the proceeds of Economic Development Payments made by Licensee to a Recipient under this Modified Agreement.

1.2.6. “East Chicago Development Agreement” means, collectively: (i) the 1994 Letter Agreement; (ii) the Other Documents; and (iii) any other prior written or oral understanding, agreement, representation, directive or obligation of any kind involving Ameristar, its predecessors or any other Licensed Owner of the East Chicago Riverboat on the one hand and the City, any other unit of government, and/or any Person on the other, including any for the benefit of any others such as TCEF, ECCDF, FEC and/or Second Century, relating to any Economic Development Payment, any Development Agreement or the other matters addressed in this Modified Agreement.

1.2.7. “East Chicago License” means the Owner’s License issued by the Commission under IC 4-33-6 to allow a Person to own and operate the East Chicago Riverboat.

1.2.8. “East Chicago Riverboat” means the Riverboat located in the City.

1.2.9. “ECCDF” means East Chicago Community Development Foundation, Inc.

1.2.10. “Effective Date” means 12:01 a.m. Eastern Time on the date immediately following the date the Commission passes the Authorizing Resolution, or such other date and time designated in the Authorizing Resolution.

1.2.11. “Emergency Rule 11-157(E)” means Emergency Rule LSA Document #11-157(E) enacted by the Commission by Resolution 2011-81, published March 17, 2011, as the same may be subsequently adopted as a permanent rule, as and if amended, as the same may be amended from time to time, or any successor rule or regulation.

1.2.12. “FEC” means Foundations of East Chicago, Inc., successor by merger to ECCDF and TCEF.

1.2.13. “Force Majeure Event” means acts of God or the public enemy, war, riot, embargo, explosion, sabotage, flood, accident, strikes, lockouts or other similar labor disturbances from whatever cause arising, enactment, promulgation or issuance of any laws, regulations, orders or decrees of any competent governmental, regulatory or judicial authority prohibiting performance under this Modified Agreement, or any other circumstances of like character beyond Licensee’s control.

1.2.14. “Held Account” means one or more separate, segregated account(s), which may be an interest-bearing account, opened and maintained by Licensee or the Commission at an FDIC-insured bank located in and having a corporate presence in Indiana for use in accounting for and reporting the proceeds of Economic Development Payments made by Licensee to the Commission under this Modified Agreement.

1.2.15. “Licensee” means Ameristar Casino East Chicago, LLC, an Indiana limited liability company.

1.2.16. “Order” means a resolution, entry, order or other written statement by the Commission requiring certain action be taken or not taken by Licensee or a Recipient.

1.2.17. “Other Documents” means, collectively: (i) The letter from Showboat signed by its Executive Vice President and Chief Operating Officer, Thomas C. Bonner and dated April 18, 1995; (ii) That certain Side Agreement: East Chicago Second Century, Inc. dated December 22, 1998; (iii) That certain Confirmation of Agreement and Implementation: East Chicago Second Century, Inc. dated February 26, 1999; and (iv) the Memorandum of Understanding dated August 25, 2000.

1.2.18. “Petition for Approval” means a request or petition filed by Licensee with the Commission asking the Commission to pass the Authorizing Resolution approving this Modified Agreement.

1.2.19. “Recipient” means each of the City and FEC.

1.2.20. “Resolution 2011-81” means that certain resolution passed by the Commission on March 17, 2011, entitled A Resolution Adopting an Emergency Rule Regarding Local Development Agreements.

1.2.21. “Resolution 2011-82” means that certain resolution passed by the Commission on March 17, 2011, entitled A Resolution to Direct Ameristar Casino East Chicago, LLC To (A) Request Modification of Current Local Development Agreement and (B) Refrain From Disbursing Funds From Segregated Accounts and Paying Future Payments to Certain Entities.

1.2.22. “Second Century” means East Chicago Second Century, Inc., an Indiana corporation.

1.2.23. “Showboat” means Showboat Marina Partnership.

1.2.24. “Stated Purpose” means the stated purpose described in Section 2 of this Modified Agreement and shall be the “stated purpose” and the “purpose of the agreement” referenced in Emergency Rule 11-157(E) and IC 4-33-23.

1.2.25. “TCEF” means Twin City Education Foundation, Inc.

1.2.26. “Term” means the period beginning on the Effective Date and ending on the date this Modified Agreement is terminated.

2. PURPOSE

2.1. Parties Generally. This Modified Agreement is a Development Agreement. Licensee is the Development Provider under this Modified Agreement. Each Recipient is either a party to this Modified Agreement or a Specified Recipient. Each Recipient is responsible for fulfilling the obligations of a Specified Recipient provided in Emergency Rule 11-157(E) and IC 4-33-23. There are no other parties, Specified Recipients or intended third party beneficiaries to or of this Modified Agreement.

2.2. Stated Purpose. The Stated Purpose of this Modified Agreement is to set forth the financial commitment of Licensee to provide Economic Development Payments for use by a Recipient to support and assist economic development in the City through initiatives that:

2.2.1. Modernize, revitalize, renovate and redevelop existing industrial and commercial facilities, districts and enterprises;

2.2.2. Provide incentives to retain and expand existing businesses and industries;

2.2.3. Provide incentives to attract new business and industry;

2.2.4. Invest in infrastructure improvements and enhance transportation;

2.2.5. Provide incentives to establish and improve the housing stock;

2.2.6. Create funding mechanisms for use by commercial, industrial enterprises, and tax-exempt non-profit organizations in financing quality development and improvements;

2.2.7. Improve, enhance and promote the City’s port facilities and related transportation and warehousing businesses;

2.2.8. Provide quality work force training;

2.2.9. Enhance public safety;

2.2.10. Revitalize and develop the City’s lake front;

2.2.11. Stimulate job creation, development and modernization;

2.2.12. Administer education, training and scholarship programs in the City for residents of the City; and

2.2.13. Provide incentives to encourage the citizens, businesses and industries of the City and the general public to offer new goals and projects consistent with the Stated Purpose of this Modified Agreement.

2.3. Use of Economic Development Payments. Except as otherwise provided for in this Section 2.3, Economic Development Payments must be used exclusively to support and assist economic development in the City through initiatives described in Section 2.2 hereof. Notwithstanding the foregoing, a Recipient may use a portion of the Economic Development Payments deposited into the Recipient’s Designated Account for reasonable and necessary administrative costs or expenses; provided, however, such administrative costs and expenses must be reasonably and necessarily incurred by Recipient in performing the initiatives described in Section 2.2, they must be in accordance with all applicable state and federal laws and regulations, including Recipient’s fiduciary responsibilities, and they must comply with the Recipient’s conflict of interest policies and oversight standards.

3. ENTIRE AGREEMENT

This Modified Agreement supersedes all prior terms of the East Chicago Development Agreement and constitutes the entire understanding between Licensee on the one hand and the Recipients or any other Person on the other with respect to the matters covered herein. The 1994 Letter Agreement, the Other Documents and all other agreements, directives or obligations relating to the East Chicago Development Agreement are void and of no further legal effect.

4. ECONOMIC DEVELOPMENT PAYMENT

4.1. Amount of Economic Development Payment. During the Term, subject to Section 4.2 of this Modified Agreement, Licensee agrees to (i) pay one and five-eighths percent (1.625%) of Licensee’s Adjusted Gross Receipts from its operation of the East Chicago Riverboat into the City’s Designated Account and (ii) pay one and five-eighths percent (1.625%) of Licensee’s Adjusted Gross Receipts from its operation of the East Chicago Riverboat into FEC’s Designated Account. All amounts paid by Licensee under this section are Economic Development Payments. Licensee makes no representation or warranty whatsoever with respect to the amount of Adjusted Gross Receipts that may be generated from operation of the East Chicago Riverboat.

4.2. Payment Terms. Licensee shall pay the Economic Development Payments as required by Section 4.1 in monthly installments by direct deposit or wire transfer of immediately available funds within twenty (20) calendar days after the last day of each calendar month to the appropriate Designated Account and/or Held Account as described below. The Economic Development Payments for the preceding calendar month shall be determined by reference to financial reports compiled by Licensee in accordance with the Act as those reports are regularly published by the Commission. Licensee shall pay all Economic Development Payments by wire transfer or direct deposit to each Recipient’s respective Designated Account; provided, however, if directed by Order of the Commission, Licensee shall pay and continue to pay the monthly Economic Development Payment installments into one or more Held Accounts instead of a Recipient’s or the Recipients’ Designated Accounts as the particular Order may require, until such time as the Commission may Order otherwise; provided, further, if a Recipient brings a Claim challenging the terms of this Modified Agreement, including, any Claim objecting to or contesting the Economic Development Payment percentage(s), amount(s) or payment terms in this Section 4, Licensee shall pay and continue to pay the monthly Economic Development Payment installments otherwise designated for that Recipient into a Held Account instead of that Recipient’s Designated Account until such Claim is fully and finally resolved, and Licensee shall pay for its defense of the Claim by deducting the amount of its defense costs and expenses (including, but not limited to, reasonable attorneys’ fees) from the Economic Development Payments before License deposits them into the Held Account.

4.3. Use of Designated Account. Designated Accounts shall be used solely for the purpose of accounting for, reporting and distributing the proceeds of Economic Development Payments made by Licensee under this Modified Agreement. No other funds shall be deposited into a Designated Account nor shall any money deposited into a Designated Account be commingled with any other funds. No money shall be withdrawn, transferred or spent from a Designated Account except (i) in accordance with the terms of this Modified Agreement, Emergency Rule 11-157(E) and IC 4-33-23 and (ii) to support and assist economic development in the City through initiatives described in Section 2.2 hereof and for administrative purposes described in Section 2.3 hereof and for no other purpose.

4.4. Licensee Obligations. Licensee’s sole obligation under this Modified Agreement is to pay the Economic Development Payments in accordance with the terms of this Section 4. Licensee shall have no obligation to monitor, enforce or otherwise ensure the proper use of the Economic Development Payments by a Recipient; instead, the Commission shall have the authority and duty to monitor and enforce compliance with the proper use of Economic Development Payments by the Recipients. IN NO EVENT SHALL LICENSEE HAVE ANY LIABILITY TO ANY RECIPIENT OR ANY OTHER PERSON FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWSOEVER CAUSED OR ARISING.

5. TERM AND TERMINATION

5.1. Term. The Term of this Modified Agreement shall commence on the Effective Date and shall continue in force unless terminated in accordance with Section 5.2.

5.2. Termination. This Modified Agreement shall terminate upon the occurrence of any of the following events: (i) termination or expiration of the East Chicago License or (ii) any final and non-appealable resolution, decision, decree or Order issued, or other action taken, by the Commission to disapprove or terminate this Modified Agreement.

6. AUTHORITY OF COMMISSION

6.1. General Authority. The Commission has authority over this Modified Agreement, including, without limitation, the authority to disapprove all or part of this Modified Agreement, to verify and ensure payments made under this Modified Agreement, to verify and ensure expenditures by Recipients, to verify and ensure compliance with the purposes of this Modified Agreement, and to act concerning modifications to this Modified Agreement. Any requests by the Commission for information or directives related to the exercise of the Commission’s authority hereunder shall be fully complied with by Licensee and Recipients.

7. MISCELLANEOUS

7.1. Headings. The section headings contained in this Modified Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Modified Agreement.

7.2. Notices. All notices and other communications given or made pursuant to this Modified Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the person to be notified, (ii) upon transmission when sent by facsimile or electronic mail in portable document format (.pdf), provided electronic confirmation of successful transmission is received by the sender and a confirmation copy is sent on the same day as the facsimile transmission or electronic mail transmission in portable document format (.pdf), (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the intended recipient as set forth below:

To the City:	Attention: Mayor City of East Chicago 4527 Indianapolis Blvd. East Chicago, IN 46312

With a copy to:	Attention: Corporation Counsel 4525 Indianapolis Blvd. East Chicago, IN 46312 Phone: (219) 391-8291 Fax: (219) 391-7011

To FEC:	Attention: Executive Director Foundations of East Chicago, Inc. 100 West Chicago Avenue East Chicago, Indiana 46312 Fax: (219) 392-4245

With a copy to:	John W. Boyd, Esq. Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, IN 46204 Fax: (317) 231-7433 john.boyd@btlaw.com

To Licensee:	Attention: General Manager Ameristar Casino East Chicago, LLC 777 Ameristar Boulevard East Chicago, IN 46312

With a copy to:

Joseph L. Champion/D. Rusty Denton

Bingham McHale LLP

2700 Market Tower

10 West Market Street

Indianapolis, IN 46204

Phone: (317) 968-5370

Fax: (317) 236-990

jchampion@binghammchale.com

ddenton@binghammchale.com

and

Attention: General Counsel

Ameristar Casinos, Inc.

16633 Ventura Boulevard, Suite 1050

Encino, California 91436

Phone: (702) 567-7048

Fax: (702) 733-8478

Any Person may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Person for whom it is intended. The address to which notices, requests, demands, claims, and other communications hereunder are to be delivered may be changed by giving notice in the manner herein set forth.

7.3. Modifications and Waivers. Subject to any necessary consent and approval of the Commission or as otherwise authorized by law, Licensee may modify this Modified Agreement at any time and from time to time.

7.4. Severability. Any term or provision of this Modified Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the disapproval of the Commission or the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Modified Agreement shall be enforceable as so modified after the expiration of the time within which the judgment, if any, may be appealed.

7.5. Submission to Jurisdiction. Any action or proceeding arising out of or in connection with this Modified Agreement shall be brought only in a state or federal court sitting in the State of Indiana, Marion County.

7.6. Governing Law. This Modified Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Indiana.

7.7. Force Majeure. No Person shall not be responsible for any failure to perform or for any delay in performance of the terms or provisions of this Modified Agreement where the failure or delay is due to a Force Majeure Event. Should the performance of a Person be prevented or delayed by such a Force Majeure Event, the Person shall be excused from further performance so affected for so long as the circumstances of the Force Majeure Event prevail. The time for performance by a Person shall be extended by a period of time equal to the duration of the Force Majeure Event.

7.8. Binding Effect. This Modified Agreement, and all terms and provisions thereof, and amendments hereto, shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors, assigns, and legal representatives (including, in the case of Licensee, each subsequent Licensed Owner of the East Chicago Riverboat).

7.9. Construction. Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Modified Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Modified Agreement as a whole and not to any particular subdivision unless expressly so limited.

IN ACCORDANCE WITH THE AUTHORIZING RESOLUTION, the Commission has approved this Modified Local Development Agreement, effective as of the Effective Date.